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                                                                    EXHIBIT 10.5

                  SUMMARY OF CORPORATE EXECUTIVE INCENTIVE PLAN

      Phoenix Footwear Group, Inc. (the "COMPANY") has established a corporate executive incentive plan. This plan provides non-discretionary bonus incentives for the Company's executive officers based on profitability targets and individual goals and objectives.

      The amount of the bonus depends on whether the executive meets or exceeds one of three target levels: threshold, target or superior. The profitability target is based upon the Company achieving a certain level of earnings per share for the fiscal year. The individual goals and objectives for each executive are based upon his areas of responsibility, including efforts to integrate and consolidate the Company's acquired brands. The bonuses paid are determined each year by the Compensation Committee of the Company's Board of Directors as a percentage of each corporate executive's annual compensation.

      James R. Riedman, Chairman, Richard E. White, Chief Executive Officer, and Kenneth E. Wolf, Chief Financial Officer, are eligible to receive bonuses under this plan in fiscal 2005.